EXHIBIT 99

Contacts:	Layne Christensen Company Jerry W. Fanska
Vice President Finance
913-677-6858
www.laynechristensen.com
WEDNESDAY, AUGUST 31, 2005
LAYNE CHRISTENSEN REPORTS FISCAL 2006 SECOND QUARTER RESULTS
•	Earnings per share for the quarter increased 25% to $0.35 per share.
•	Mineral exploration division remains strong with revenues and earnings increasing 26.6% and 49.4%, respectively, for the quarter.
•	The energy division marks its second consecutive profitable quarter with improved earnings of $0.9 million from the prior year.
•	Water resources division revenues were up 22.7%, however, earnings were negatively impacted by cost overruns on certain contracts.
•	The water resources division continues to expand its water treatment capabilities through further additions of membrane technologies.
•	On August 30, 2005, the definitive agreement was signed for the Reynolds acquisition with an expected closing date in September following regulatory approval.

Financial Data	Three Months			Six Months
			%			%
(in 000's, except per share data)	7/31/05	7/31/04	Change	7/31/05	7/31/04	Change

Revenues —Water resources	$58,776	$47,918	22.7	$114,387	$93,201	22.7
—Mineral exploration	33,110	26,153	26.6	63,669	50,242	26.7
—Geoconstruction	10,453	10,949	(4.5)	18,509	17,039	8.6
—Energy	2,325	639	263.8	4,103	928	342.1
—Other	1,438	527	172.9	2,092	985	112.4

Total revenues	$106,102	$86,186	23.1	$202,760	$162,395	24.9

Gross profit	28,313	24,017	17.9	53,891	44,073	22.3
Net income	4,526	3,653	23.9	7,279	5,125	42.0
Dilutive EPS	0.35	0.28	25.0	0.56	0.40	40.0

“We continue to experience good demand for products and services in all our businesses. Those divisions impacted by base metals, gold and energy consumption are especially strong and driving our favorable year-over-year comparisons. We are definitely benefiting from our balance and distribution of earnings. This has allowed earnings improvements even when we have encountered operating difficulties or weather related issues as has been the case from time to time this year.”—
Andrew B. Schmitt, President and Chief Executive Officer

-more-

MISSION WOODS, KANSAS, August 31, 2005 – Layne Christensen Company (Nasdaq: LAYN), today announced net income for the second quarter ended July 31, 2005 of $4,526,000, or $0.35 per share, compared to net income of $3,653,000, or $0.28 per share, in the same period last year. Revenues for the three months ended July 31, 2005 increased $19,916,000, or 23.1%, to $106,102,000 compared to $86,186,000 in the same period last year.
Gross profit as a percentage of revenues was 26.7% and 26.6% for the three and six months ended July 31, 2005 compared to 27.9% and 27.1% for the three and six months ended July 31, 2004.
Selling, general and administrative expenses increased to $15,472,000 and $32,362,000 for the three and six months ended July 31, 2005, compared to $14,471,000 and $28,396,000 for the three and six months ended July 31, 2004. The increase for both the three and six month periods was primarily related to the acquisition of Beylik Drilling and Pump Service, Inc. (“Beylik”) in October 2004, expansion of the Company’s water treatment capabilities and additional accrued incentive compensation expense as a result of improved profitability in the current periods.
Depreciation, depletion and amortization increased to $4,015,000 and $8,028,000 for the three and six months ended July 31, 2005, compared to $3,338,000 and $6,523,000 for the same periods last year. The increase for both periods was primarily attributable to the increased depreciation associated with the property and equipment purchased in the Beylik acquisition and increased depletion expense resulting from the increase in production of natural gas from the Company’s coalbed methane operations.
Equity in earnings of affiliates for the three months ended July 31, 2005 was consistent with the prior year and for the six months ended July 31, 2005 increased $583,000 to $2,272,000, compared to $1,689,000 for the same period in the prior year. The increase was due to improved earnings in Latin America from increased mineral exploration activity and income from a joint venture in the geoconstruction division.
Interest expense was $1,106,000 and $2,076,000 for the three and six months ended July 31, 2005, compared to $733,000 and $1,416,000 for same periods last year. The increase was a result of an increase in the Company’s average borrowings during the year.
The Company’s effective tax rate was 48.8% and 48.5% for the three and six months ended July 31, 2005, compared to 50.0% for both the three and six months ended July 31, 2004. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.
Water Resources Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2005	2004	2005	2004
Revenues	$58,776	$47,918	$114,387	$93,201
Income from continuing operations before income taxes	5,668	6,299	10,267	10,330
Water resources revenues increased 22.7% for both the three and six months ended July 31, 2005, compared to the same periods in the prior year. The increases were primarily attributable to the Company’s continued efforts to increase market share, additional capacity from the Beylik acquisition and the results from the Company’s water treatment initiatives.

Income from continuing operations for the water resources division decreased 10.0% to $5,668,000 for the three months ended July 31, 2005, and 0.6% to $10,267,000 for the six months ended July 31, 2005, compared to $6,299,000 and $10,330,000 for the three and six months ended July 31, 2004. The decreases in income from continuing operations were primarily the result of higher than expected costs on certain water supply contracts and additional costs associated with the introduction of membrane technology to the division’s water treatment initiatives. Additionally, the second quarter of the prior year included a non-recurring gain on the sale of property and equipment of $250,000.
Mineral Exploration Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2005	2004	2005	2004
Revenues	$33,110	$26,153	$63,669	$50,242
Income from continuing operations before income taxes	5,536	3,705	9,653	7,227
Mineral exploration revenues increased 26.6% to $33,110,000 and 26.7% to $63,669,000 for the three and six months ended July 31, 2005, compared to revenues of $26,153,000 and $50,242,000 for the three and six months ended July 31, 2004. The increase for the periods was primarily attributable to continued strength in worldwide exploration activity as a result of the relatively high gold and base metal prices.
Income from continuing operations for the mineral exploration division was $5,536,000 for the three months ended July 31, 2005 and $9,653,000 for the six months ended July 31, 2005, compared to $3,705,000 and $7,227,000 for the three and six months ended July 31, 2004. The increases in income from continuing operations were primarily attributable to the impact of increased exploration activity on the Company and its Latin American affiliates, partially offset by increased accrued incentive compensation expense due to improved profitability in the current year.
Geoconstruction Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2005	2004	2005	2004
Revenues	$10,453	$10,949	$18,509	$17,039
Income from continuing operations before income taxes	1,114	1,654	1,762	1,519
Geoconstruction revenues decreased 4.5% to $10,453,000 for the three months ended July 31, 2005 and increased 8.6% to $18,509,000 for the six months ended July 31, 2005, compared to $10,949,000 and $17,039,000 for the three and six months ended July 31, 2004. The decrease in revenues for the second quarter was primarily the result of the timing of work performed on certain significant projects. The increase for the six month period was primarily the result of a significant increase in jet grouting work in the northeast and increased product sales by the Company’s manufacturing unit in Italy.
Income from continuing operations for the geoconstruction division was $1,114,000 for the three months ended July 31, 2005 and $1,762,000 for the six months ended July 31, 2005, compared to $1,654,000 and $1,519,000 for the three and six months ended July 31, 2004. The decrease in income from continuing operations for the three months ended July 31, 2005 was primarily associated with favorable gross profit margins on certain significant projects in the prior year. The increase in income from continuing operations for the six month period was primarily due to incremental earnings from the division’s joint venture.
Energy Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2005	2004	2005	2004
Revenues	$2,325	$639	$4,103	$928
Income (loss) from continuing operations before income taxes	352	(519)	417	(1,254)
Energy division revenues increased $1,686,000 to $2,325,000, or 263.8%, and $3,175,000 to $4,103,000, or 342.1%, for the three and six months ended July 31, 2005, compared to revenues of $639,000 and $928,000 for the three and six months ended July 31, 2004. The increase in revenues was primarily attributable to increased production of natural gas from the Company’s coalbed methane properties.
Income from continuing operations increased $871,000 to $352,000 and $1,671,000 to $417,000 for the three and six months ended July 31, 2005, compared to losses of $519,000 and $1,254,000 for the same periods last year. The increases in income were due to the increase in production of natural gas and certain overhead cost reductions.
Unallocated Corporate Expenses
Unallocated corporate expenses decreased to $2,864,000 and $5,989,000 for the three and six months ended July 31, 2005, compared to $3,424,000 and $6,065,000 for the three and six months ended July 31, 2004. The second quarter of the prior year included charges related to the write-down of non-strategic assets of $300,000.
Reynolds Inc. Acquisition
On August 30, 2005, the Company signed a definitive agreement to acquire 100% of the outstanding stock of Reynolds, Inc. (“Reynolds”), a privately held company and a major supplier of product and services to the water and wastewater industries. The acquisition of Reynolds is subject to regulatory approval and is expected to close in the third quarter of fiscal 2006. The purchase price will be $60,000,000 in cash and 2,222,222 shares of the Company’s common stock with certain additional amounts payable contingent on events at closing and future operating results.
Outlook
Andrew B. Schmitt, President and Chief Executive Officer, stated, “Looking ahead to next quarter we expect our Mineral Exploration and Layne Energy Divisions to show the biggest year-over-year improvements. In our Water Resources Division we still are experiencing some operational problems on the water well drilling side which we are addressing but will likely impact their third quarter. Geoconstruction should be steady. If we close the Reynolds, Inc. acquisition as planned, their October results will be included in our fiscal third quarter. The timing should be good as their backlog is currently at an all time high. Reynolds water and waste treatment, water infrastructure and cured in place pipe (CIPP) business lines are well positioned to take advantage of the expected growth in those markets.”

Summary of Operating Segment Reconciliation Data (in thousands)

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	2005	2004	2005	2004
Revenues
Water resources	$58,776	$47,918	$114,387	$93,201
Mineral exploration	33,110	26,153	63,669	50,242
Geoconstruction	10,453	10,949	18,509	17,039
Energy	2,325	639	4,103	928
Other	1,438	527	2,092	985

Total revenues	$106,102	$86,186	$202,760	$162,395

Equity in earnings of affiliates
Mineral exploration	$1,172	$1,194	$1,964	$1,663
Geoconstruction	(19)	26	308	26

Total equity in earnings of affiliates	$1,153	$1,220	$2,272	$1,689

Income (loss) from continuing operations before taxes
Water resources	$5,668	$6,299	$10,267	$10,330
Mineral exploration	5,536	3,705	9,653	7,227
Geoconstruction	1,114	1,654	1,762	1,519
Energy	352	(519)	417	(1,254)
Other	186	518	196	235
Unallocated corporate expenses	(2,864)	(3,424)	(5,989)	(6,065)
Interest	(1,106)	(733)	(2,076)	(1,416)

Total income from continuing operations before taxes	$8,886	$7,500	$14,230	$10,576

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	(unaudited)		(unaudited)
	2005	2004	2005	2004
Revenues	$106,102	$86,186	$202,760	$162,395
Cost of revenues (exclusive of depreciation shown below)	77,789	62,169	148,869	118,322

Gross profit	28,313	24,017	53,891	44,073
Selling, general and administrative expenses	15,472	14,471	32,362	28,396
Depreciation, depletion and amortization	4,015	3,338	8,028	6,523
Other income (expense):
Equity in earnings of affiliates	1,153	1,220	2,272	1,689
Interest	(1,106)	(733)	(2,076)	(1,416)
Other, net	13	805	533	1,149

Income from continuing operations before income taxes and minority interest	8,886	7,500	14,230	10,576
Income tax expense	4,335	3,751	6,902	5,289
Minority interest	(17)	—	(40)	—

Net income from continuing operations before discontinued operations	4,534	3,749	7,288	5,287
Loss from discontinued operations, net of income tax benefit of $1 and $1 for the three months ended July 31, 2005 and 2004, respectively, and $1 and $96 for the six months ended July 31, 2005 and 2004, respectively	(8)	(96)	(9)	(162)

Net income	$4,526	$3,653	$7,279	$5,125

Basic income (loss) per share:
Net income from continuing operations	$0.36	$0.30	$0.58	$0.42
Loss from discontinued operations, net of tax	—	(0.01)	—	(0.01)

Income per share	$0.36	$0.29	$0.58	$0.41

Diluted income (loss) per share:
Net income from continuing operations	$0.35	$0.29	$0.56	$0.41
Loss from discontinued operations, net of tax	—	(0.01)	—	(0.01)

Income per share	$0.35	$0.28	$0.56	$0.40

Weighted average shares outstanding	12,661,000	12,559,000	12,628,000	12,548,000
Dilutive stock options	370,000	345,000	326,000	328,000

	13,031,000	12,904,000	12,954,000	12,876,000

	July 31,	January 31,	July 31,
	2005	2005	2004
Balance Sheet Data:
Total assets	$273,038	$245,380	$217,735
Total debt	76,700	60,000	46,100
Stockholders’ equity	114,328	104,697	96,263